Exhibit 5.1

June 3, 2022
Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 nortonrosefulbright.com

Re:     Registration and Issuance of Securities of Kirby Corporation

Ladies and Gentlemen:

We have acted as special counsel to Kirby Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 1,400,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), that are reserved for issuance under the Company’s 2005 Stock and Incentive Plan, as amended (the “Plan”), as described in the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.

For the purposes of giving this opinion, we have examined the Registration Statement, the Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, a specimen certificate representing the Common Stock, and the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, resolutions, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, and have not sought to independently verify such matters.

In making such examination and rendering the opinion set forth below, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as copies, the conformity to originals of all documents submitted to us as copies, the due authorization, execution, and delivery by the parties thereto other than the Company of all documents examined by us, that the persons identified to us as officers of the Company are actually serving as such, and that any certificates representing the Shares will be properly executed by one or more such persons, and the legal capacity of all individuals executing any of the foregoing documents. We have further assumed: (i) the compliance in the future with the terms of the Plan by the Company and its employees, officers, the board of directors of the Company, and any committee appointed to administer the Plan; (ii) that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions; (iii) that each award under the Plan will be approved by the board of directors of the Company or an authorized committee thereof; (iv) that any conditions to the issuance of the Shares pursuant to the Plan and the awards made thereunder have been or will be satisfied in full at the time of each issuance of Shares pursuant to the Plan; (v) that no event

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Kirby Corporation June 3, 2022 Page 2

occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares; and (vi) that, at the time of issuance of each of the Shares pursuant thereto, the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the Shares upon issuance under the terms of the Plan, and none of the awards nor the agreements, documents, or instruments governing the award, offer, or sale of the Shares pursuant to the Plan (collectively, the “Award Documents”) will contain any provision inconsistent with such opinion.

Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the Shares, upon issuance and delivery against payment therefor of an amount of cash or other legal consideration having a value of not less than the aggregate par value of such Shares in accordance with the terms of the Plan and the terms of the applicable Award Documents, will be validly issued, fully paid, and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Respectfully submitted,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP